Exhibit 10.40

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement has been executed as of this 7th day of April, 2009, by and among Mace Security International, Inc (“Buyer”), a Delaware corporation ; CSSS, Inc., California corporation (“CSSS”); David Keays and Bradley Keays,  collectively, David Keays and Bradley Keays are referred to as (the “Shareholders”).

RECITALS:

A.          CSSS is engaged in the business of providing residential and commercial security systems alarm and video monitoring services through out the United States of America (the “Business”).

B.           Buyer desires to acquire all of the outstanding securities, including, without limitation, the issued common stock of CSSS.  Shareholders own all of the issued and outstanding securities of CSSS.  David Keays owns 6,750 shares of CSSS common stock and Bradley Keays owns 1,750 shares of CSSS common stock.  The total outstanding securities of CSSS are 8,500 shares of common stock (“CSSS Stock”).

D.           At the time the CSSS Stock is purchased by Buyer and sold by Shareholders, as set forth in this Agreement (“Closing”), CSSS shall own all the assets, and contractual rights historically used in connection with the Business and as further set forth in this Agreement.

D.           Buyer is not willing to enter into this Agreement without the representations, warranties and agreements of the Shareholders set forth in this Agreement.

E.           The Shareholders and CSSS to induce Buyer to enter into this Agreement are willing to make the representations, warranties and agreements set forth in this Agreement.

IN CONSIDERATION of the mutual covenants, agreements, representations and warranties set forth herein, and in reliance thereon, intending to be legally bound, the parties agree as follows:

SECTION 1.  DEFINITIONS

The capitalized and certain other terms used herein shall have the meanings ascribed to them in Schedule I to this Agreement.

SECTION 2.  THE PROPOSED TRANSACTION

2.01                      Capital Stock.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at Closing and as of the Closing Date, the Shareholders will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire, the CSSS Stock.

2.02                      Assets To Be Owned by CSSS at Closing.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at Closing and as of the Closing Date, CSSS will have good and marketable title to the following property, free and clear of all liens, mortgages, security interests and claims of third parties, together will any other property which is not listed but is used in the Business (“Purchased Assets”):

(a)        the Customer Contracts, a complete and accurate list of which is set forth on Schedule 2.02(a);

(b)        all Accounts Receivable, including without limitation those generated by the advance billing of customers for services not yet rendered by CSSS;

(c)        Inventory;

(d)        all Equipment, a complete and accurate list of the major items of which is set forth in Schedule 2.02(d);

(e)        cash and cash equivalents held as refundable deposits from customers or other third parties which relate to the Business and all amounts billed and collected by CSSS to its Customers on or prior to the Closing Date, for services to be rendered by Buyer after the Closing Date;

(f)         all Intellectual Property, a complete and accurate complete and accurate list of which is set forth in Schedule 2.02(f), together with the goodwill associated therewith and symbolized thereby; and any licenses relating to the Intellectual Property used in or useful to the Business, whether to or from CSSS;

(g)        all Technical Information;

(h)        all Computer Software Assets, a complete and accurate list of which is set forth in Schedule 2.02(h);

(i)         all Prepaid Expenses;

(j)         all Contracts and Leases, a complete and accurate list of which is set forth in Schedule 2.02(j);

(k)        all Open Orders, a complete and accurate list of which is set forth in Schedule 2.02(k);

(l)         all Permits, a complete and accurate list of which is set forth in Schedule 2.02(l);

(m)       all Books and Records, including without limitation (i) all property and records used or held for use in the Business, (ii) copies of personnel records of employees who become Hired Employees after the Closing Date, (iii) all office supplies and (iv) the right to receive and retain mail and other communications relating to the Business;

(n)        all certifications, ratings, listings and similar benefits from any product or quality control certification organization and all systems and manuals related thereto;

(o)        all memberships of CSSS relating to the Business in, and all rights as a member of, the industry, trade, civic, social and other associations, organizations and clubs listed in Schedule 2.02(o);

(p)        all other assets (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties, telephone numbers and listings) relating to the Purchased Assets or the Business;

(q)        Any insurance policies maintained by CSSS with respect to the Business and any prepaid insurance expenses;

(r)         CSSS’s franchise to be a corporation, its certificate of incorporation, bylaws, minute books and other records having to do with the organization and capitalization of CSSS;

(s)        Any claims and rights against third parties (including, without limitation, insurance carriers);

(t)         All payments made by CSSS which constitute prepaid Taxes of the Business and all claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

(u)        All Plans of CSSS and all payments made by CSSS which constitute prepaid expenses of the Business relating to such Plans; and

(v)        CSSS’s depository and other accounts;

2.03                      Consideration for the Purchased Assets.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, in consideration of the sale, conveyance, assignment, transfer and delivery of the CSSS Stock, and the obligations of the Shareholders under Section 8 of this Agreement, Buyer agrees (a) subject to adjustment following Closing pursuant to Section 2.05, to pay and deliver to CSSS on the Closing Date the Purchase Price, as set forth in Section 2.04, and (b) to assume as of the Closing Date the Assumed Liabilities, as set forth in Section 2.06.

2.04                      Purchase Price.   Buyer shall pay the amount of $3,160,000 for the CSSS Stock, as reduced and increased, as set forth in this Agreement (the “Purchase Price”).  The Purchase Price is subject to adjustment at and following Closing pursuant to this Subsection 2.04 and Subsection 2.05 below.

(a)        The $3,160,000 Purchase Price shall be adjusted as of the date of Closing by the Closing Date Adjustments.   The Closing Date Adjustments are the total sum of the following amounts based on their balances as of the Closing Date: (i) the Purchase Price shall be increased by the amount of cash in the bank accounts of CSSS, not including cash held as deposits posted by third parties; (ii) the Purchase Price shall be reduced by revenue collected by CSSS for services not fully rendered by CSSS as of the Closing Date; (iii) the Purchase Price shall be reduced by the accounts payable of CSSS, including accrued payroll; and (iv) the Purchase Price shall be reduced by amounts necessary for CSSS to pay Secure Global Solutions post Closing to complete the installation and training of the monitoring software system Secure Global Solutions is currently installing for CSSS, as further set forth in Schedule 2.04(a).  The Closing Date Adjustments shall be estimated by Buyer and Shareholders on the Closing Date.  On the Closing Date, Buyer and Shareholders shall execute a statement that details the amount of the estimate of each of the Closing Date Adjustments (“Closing Date Adjustment Statement”).  Within sixty (60) days after the Closing Date, Buyer and Shareholders shall cooperate with each other to verify the amounts of the estimated Closing Date Adjustments based on all post closing information.  If based on the post Closing information, the Closing Date Adjustment was to large or to small in amount, the Buyer or Shareholders, as applicable will pay the other party the amount necessary to adjust the Closing Date Adjustment to the correct amount.  All payments of the amount necessary to adjust the Closing Date Adjustment to the correct amount shall be made within ninety (90) days after the Closing Date.

(b)        As part of the Purchase Price for the CSSS Stock, Shareholders shall receive the Accounts Receivables payments set forth in Section 2.05.

(c)        On the Closing Date, the Purchaser will pay to the Shareholders the Purchase Price, after the Closing Date Adjustments, less: (i) the RMR Holdback, as defined below; (ii) the $500,000 AT&T Holdback, as defined below; (iii) the $500,000 General Holdback, as defined below; and (iv) the 100,000 Keays Holdback, as defined below.  The Purchase Price less the RMR Holdback, the AT&T Holdback, the General Holdback and the Keays Holdback shall be paid in immediately available funds (the “Initial Payment”).  The Initial Payment and all future payments shall be paid and divided between the Shareholders as follows: (i) seventy eight  percent to David Keays and (ii) twenty two percent to Bradley Keays.

(i)          $500,000 of the Purchase Price (“AT&T Holdback”) will be paid to the Shareholders by Buyer upon either (a) the written release by AT&T to CSSS from any and all liability CSSS has under AT&T Service Order and Addendum to Comprehensive Service Order, between CSSS, Inc. and AT&T Corp, AT&T MA Reference No. 109699, signed February 15, 2007 and March 3, 2007, Contract ID 1148971(“AT&T Contract”) or (b) the determination of Buyer, in its sole discretion, that CSSS has no liability or obligations to AT&T under the AT&T Contract.  Any and all amount CSSS is obligated to pay to discharge its obligations under the AT&T Contract, including defense costs, shall reduce the amount of the AT&T Holdback to be paid to the Shareholders.  The AT&T Holdback will be paid to Shareholders on its due date along with accrued interest at the rate of two percent per annum from the date of Closing.

(ii)         $500,000 of the Purchase Price (“General Holdback”) will be paid to the Shareholders by Buyer on the day that is two years from the Closing Date, less any amount of damages or costs incurred or suffered by Buyer, including attorney fees, from the  Shareholders’ breach or default this Stock Purchase Agreement, including the failure to pay an indemnity claim in accordance with Section 12 of this Stock Purchase Agreement, or the falsity of any representation or warranty of Shareholders in this Stock Purchase Agreement.  The General Holdback will be paid to Shareholders on its due date along with accrued interest at the rate of two percent per annum from the date of Closing.

(iv)       Six months from the Closing Date, Buyer will pay to Shareholders $100,000 of the Purchase Price (“Keays Holdback”), if and only, if David Keays fully performed the Employment Agreement, attached as Exhibit A to this Stock Purchase Agreement, through the end of the Employment Agreement’s term.  If David Keays failed to fully perform the Employment Agreement, except due to death or physical disability, through the end of its term, the Purchase Price shall be reduced by an amount equal to $100,000 of the Purchase Price.

(v)        On the day that is thirteen months from the Closing Date, Buyer shall pay to Seller ten percent of the Purchase Price, after the Closing Date Adjustments (“RMR Holdback”), less the Attrition Reduction, as hereafter defined.   The “Attrition Reduction” shall equal 12 times the difference, if any, between (a) the Qualified RMR attributable to the Customers Contracts of CSSS in existence on the Closing Date, less (b) CSSS’s Qualified RMR, attributable Customer Contracts of CSSS in existence on the Closing Date, for the month ended twelve months from the Closing Date.  If the Attrition Reduction is greater than the RMR Holdback, there shall be no payment to Shareholders but Shareholders shall not be obligated to refund any of the Purchase Price.

2.05                      Accounts Receivables.

(a)        Buyer shall pay to Shareholders the amount equal to ninety five (95%) of the accounts receivable of CSSS in existence on the Closing Date for services fully rendered on or before the Closing Date ( “Accounts Receivable”) and that are actually paid to Buyer during the ninety days after the Closing Date (the “Account Payment Period”).  Buyer and Shareholders acknowledge that that the Accounts Receivable do not include accounts receivable generated by CSSS from the advance billing of customers for services that are to be rendered by CSSS after Closing.  The payments due under this Section 2.05(a) shall be made by Buyer to the Shareholders for each month on or before twenty days after the end of each month.  The payment will be sent with a schedule detailing the Accounts Receivable payments received by CSSS during the prior month.  No further payment will be due or owning with respect to the Accounts Receivable regarding any payments of Accounts Receivable made on and after the Account Payment Period.

(b)        If the Closing Date Adjustments as estimated on the Closing Date were less then the actual Closing Date Adjustment as determined sixty days after the Closing, Buyer may offset and credit against any amount owed to Shareholders under Section 2.05(a) above, any amount Shareholders owe to Buyer under Section 2.04(a) as a result of the estimated Closing Date Adjustments being different from the final Closing Date Adjustments.

2.06                      Assumed Liabilities.  The Buyer acknowledges that CSSS at the Closing Date will have liabilities and obligations relating to the Business, as set forth in Subsections (a), (b), (c), (d) and (e) below and that Buyer will not make any indemnification claim of Shareholders arising out of any of the liabilities and obligations of CSSS, as set forth in Subsections (a), (b), (c), (d) and (e) below:

(a)        the Liabilities and Obligations arising pursuant to the Customer Contracts to the extent such Liabilities and Obligations first arise and are related to periods subsequent to the Closing (provided that such obligations do not arise as a result of actions or omissions by CSSS on or prior to Closing); and

(b)        the obligation of CSSS to David Keays in the amount of Two Hundred Thousand ($200,000) which Buyer agrees to cause CSSS to pay at Closing; and

(c)        the Liabilities and Obligations arising pursuant to Open Orders, Contracts, and Leases included within the Purchased Assets and set forth and identified in Schedule 2.02(j), but not including any liability or obligation arising (i) from any payment or payments which became due and owing prior to the Closing Date or (ii) out of or in connection with any breach thereof occurring prior to the Closing Date, or the occurrence of any event prior to the Closing Date which but for the giving of notice or lapse of time or both would constitute a breach or default; and

(d)        the accounts payable in the amounts as listed on the Closing Date Adjustment Statement agreed to by Buyer and Shareholders at Closing, as set forth in Subsection 2.04(a) of this Agreement; and

(e)        Liabilities or Obligations of CSSS arising out of any transactions first occurring, or liabilities or obligations first incurred after the Closing Date relating to the Purchased Assets or the Assumed Liabilities.

2.07                      Indemnified Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the Shareholders are indemnifying and holding Buyer and CSSS harmless from and against, all of CSSS’s debts, liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including, without limitation, the following:

(a)        the Liabilities or Obligations of CSSS to the Shareholders, respecting dividends, distributions in liquidation, redemptions of stock or other payments;

(b)        Liabilities or Obligations of CSSS arising out of any transactions occurring, or liabilities or obligations incurred, before the Closing Date, other than relating to Buyer’s use or operation of the Purchased Assets or the Assumed Liabilities after the Closing Date;

(c)        Liabilities or Obligations of CSSS arising out of those Contracts identified on Schedule 2.07(c).

(d)        any Liabilities or Obligations of CSSS under or arising out of this Stock Purchase Agreement prior to but not after the Closing Date;

(e)        Liabilities or Obligations arising from events occurring prior to Closing against which CSSS would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application or in entering into the indemnity agreement;

(f)         any Liabilities or Obligations of the CSSS to the Shareholders other than the $200,000 obligation to be paid to David Keays as set forth in Subsection 2.06(b) above;

(g)        any Liabilities and Obligations of CSSS to indemnify its officers, directors, employees or agents for actions or inactions prior to Closing;

(h)        all Taxes imposed on CSSS relating to any and all periods prior to Closing;

(i)         all Liabilities and Obligations arising under or imposed pursuant to Environmental Laws, whether or not attributable to actions or failures to act by CSSS, with respect to the ownership of, operation of, or properties utilized in connection with, the Business at any time prior to the Closing Date, or to any property being transferred or leased to Buyer pursuant to this Agreement;

(j)         all Liabilities and Obligations for employee benefits of the Business incurred prior to the Closing Date;

(k)        all other Liabilities or Obligations of CSSS arising out of its conduct of the Business prior to the Closing Date, including without limitation, Product Liabilities; liabilities or obligations related to the infringement by CSSS of any intellectual property of another Person; and any Liabilities or Obligations related to any lawsuit, cause of action, litigation or legal proceeding with respect to any losses, occurrences or events occurring prior to the Closing Date, whether commenced prior to or after the Closing Date, except for those liabilities or obligations constituting a part of the Assumed Liabilities.

(l)         any Plan or any Liabilities or Obligations of the CSSS or the Shareholders with respect to any Plan; and

(m)       all Liabilities and Obligations with respect to indebtedness for borrowed money, bank debt and any mortgage on any real property whether currently or previously occupied or used in the Business, except for those Liabilities and Obligations constituting a part of the Assumed Liabilities.

2.08                      Allocation of Consideration.  Shareholders and Buyer agree that the Purchase Price  shall be allocated ninety five percent to the CSSS Stock and five percent to the Non-Competition covenants contained in Section 8 of this Stock Purchase Agreement.

SECTION 3.  CLOSING

The Closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. at the offices of the Business at 401 West Lincoln Avenue, Anaheim, California, on the later of (a) April 30, 2009 and (b) the fifth business day following the date when all of the conditions to the Closing specified in Sections 9 and 10 have been satisfied or waived, or such other date as the parties may mutually agree to in writing.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF CSSS AND SHAREHOLDERS

CSSS and the Shareholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 4,  are correct and complete as of the date of this Agreement and shall be correct and complete at the Closing Date.  The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless (a) the representation or warranty has to do with the existence of the document or other item itself or (b) the Disclosure Schedule identifies the exception with particularity (such as with a cross-reference to a section in a disclosed agreement) and summarizes the relevant facts in reasonable detail.

Wherever a representation or warranty in this Agreement is qualified as having been made “to the best of CSSS’s knowledge,” such phrase shall mean the knowledge of Shareholders, CSSS and the officers, directors and employees of CSSS responsible for the operation of the Business or the Purchased Assets, after reasonable inquiry.

4.01                      Organization; Authority; Name.

(a)        CSSS is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all applicable Laws to carry on its business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.

(b)        CSSS and the Shareholders have the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  All corporate action of CSSS necessary to approve the transactions contemplated by this Agreement has been taken.  Each of the Shareholders is of legal age and is competent to execute this Stock Purchase Agreement.

(c)        Stock Ownership; Binding Effect.  Shareholders own all of the issued and outstanding shares of CSSS’s capital stock free and clear of any restrictions on transfer, security interests, liens, pledges, options, purchase rights, contracts, commitments, claims, and demands.  The Shareholders are not parties to any option, warrant, purchase right, or other contract or commitment that could require the Shareholders to sell, transfer, or otherwise dispose of the CSSS Stock (other than this Stock Purchase Agreement).  The Shareholders are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of CSSS.

4.02                      Voting.  No Person other than Shareholders has any right to vote the CSSS Stock.  CSSS and the Shareholders have duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of CSSS and the Shareholders enforceable against each of them in accordance with its terms.

4.03                      No Conflict.  The execution, delivery and performance of this Stock Purchase Agreement by CSSS and the Shareholders and the consummation of the transactions contemplated by this Agreement do not and will not:  (a) violate, conflict with or result in the breach of any provision of CSSS’s Articles of Incorporation or Bylaws; (b) conflict with or violate any Law or Governmental Order applicable to the Purchased Assets, the Business, CSSS, the Shareholders or any of their respective assets, properties or businesses; or (c) except as set forth in Schedule 4.03, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on the Purchased Assets, the properties of CSSS, or the CSSS Stock pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which CSSS or any Shareholder is a party or by which any of the Purchased Assets or the CSSS Stock are bound or affected.

4.04                      Governmental Consents and Approvals.  Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement by CSSS and the Shareholders do not and will not require any consent or action by, filing with or notification to, any Governmental Authority.

4.05                      Title to Assets.  CSSS has good and marketable title to the Purchased Assets, free and clear of all Liens.  By virtue of the grant, conveyance, sale, transfer and assignment of the CSSS Stock hereunder, Buyer shall receive at Closing good and marketable title to the CSSS Stock, free and clear of all Liens.

4.06                      Equipment.  Schedule 2.01(d) is a complete and accurate list of all Equipment.  The Equipment is in good and serviceable condition and repair (subject to normal wear and tear).  CSSS has not, nor, to the best of Shareholder’s knowledge, has anyone else, made any modifications to any of the Purchased Assets that would void or invalidate any manufacturer’s warranty or cause the Purchased Assets not to be in compliance with any Law.  CSSS owns all of the Equipment, except only Equipment that is leased under Leases not in default and identified in Schedule 2.01(j).  CSSS’s central station monitoring facility is listed with Underwriters Laboratories (“UL”).  .  All UL deficiencies reported to CSSS by UL have been fixed or otherwise resolved in all material respects, and to CSSS’s and the Shareholders’ knowledge there are no outstanding or unresolved UL deficiencies with respect to CSSS’s central station or any of the Customer.

4.07                      Contracts.

(a)        Schedule 2.01(a) is a complete and accurate list of the Customer Contracts as of the date of this Agreement.  Complete and accurate originals of all Customer Contracts are filed in the CSSS’s records and will be on CSSS’s leased premises  at Closing.  The Customer Contracts include all of CSSS’s customers to whom CSSS is providing services as of the Closing Date in connection with the Business.  CSSS has billed all of its customers accurately and timely and in accordance with the Customer Contracts.  All Customer Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms, and CSSS is not in default in, nor has there occurred an event or condition  which, with the passage of time or the giving of notice, would constitute a default with regard to the payment or performance of any obligation under any Customer Contract.  CSSS has not received any notice that any person intends or desires to amend or terminate any Customer Contract.

(b)        There is no contract, agreement or other arrangement granting any Person any  right to purchase any of the Purchased Assets or the CSSS Stock.

(c)        Except as set forth on Schedule 2.01(a), no Customer Contract or any other contract, agreement or other arrangement between CSSS and any of CSSS’s customers or any third party, requires the Consent of any Person for the purchase of the CSSS Stock by Buyer under this Agreement.

(d)        All Customers which are alarm dealers have written contracts with the CSSS on a basic form of contract which is attached as Schedule 4.07(d) with only minor non-material changes in the basic form.

(e)        Less than one percent (1%) of CSSS’s Customers are commercial or residential end users of alarms that CSSS bills directly.  CSSS has executed a Monitoring Activation Agreement in the basic form of the contract which is attached as Schedule 4.07(e), with only minor non-material changes in the basic form, with all persons and entities which are the end users of alarms and video equipment that CSSS monitors.

4.08                      Qualified RMR; Attrition Rate.  The Customer Contracts collectively generated monthly Qualified RMR in an amount not less than $280,000 for each of the months of February 2009 and March 2009.  CSSS’s annual Attrition Rate for each of the calendar years, 2007 and 2008 has not exceeded 1.92%.

4.09                      Compliance with Law.  CSSS has always conducted and continues to conduct the Business in accordance with all Laws, Permits and Governmental Orders applicable to CSSS, the Purchased Assets or the Business.  CSSS is not in material violation of any such Law, Permit or Governmental Order.  Schedule 4.09 identifies each Governmental Order applicable to CSSS, the Purchased Assets or the Business, and no such Governmental Order has or has had a Material Adverse Effect.  Neither CSSS nor either of the Shareholders has received any citation or notice that CSSS or any of its current or former officers, directors, shareholders or employees is under investigation or other form of review relating to the Purchased Assets or the Business with respect to any applicable Law.

4.10                      Tax Matters.

(a)        Except as noted in Schedule 4.10, CSSS has duly and timely filed all returns for Taxes required to be filed by it or for which it may be held responsible under applicable Law, all such Tax returns are true, correct and complete in all material respects, and CSSS has timely paid or accrued (or had paid or accrued on its behalf) all Taxes due for all periods ending on or prior to the Closing Date with respect to which a taxing or collection authority has issued a proposed or final assessment or made any similar claim.  All amounts required to be withheld or collected by CSSS from customers or from or on behalf of employees or independent contractors for income, social security and unemployment insurance Taxes have been collected or withheld and either paid to the appropriate Governmental Authority or set aside and, to the extent required by law, held in accounts for such purpose.

(b)        CSSS has complied in all respects with all applicable laws relating to withholding taxes and tax information reporting and has, within the time and manner prescribed by Law, withheld from each employee’s wages and other payments and paid over to the proper Governmental Authority all amounts required to have been so withheld and paid.  All persons who have provided services to CSSS and have been classified as independent contractors for tax purposes were properly so classified.  The records of the CSSS contain all information and documents necessary to comply in all material respects with applicable tax information reporting and tax withholding requirements under applicable Law and such records identify with specificity all amounts subject to backup holding under Section 3406 of the Code.  The CSSS has complied in all material respects with all sales tax resale certificate exemption requirements.

(c)        There are no existing circumstances that will result in the assertion of any claim for taxes against CSSS by any Governmental Authority with respect to any period for which tax returns are required to have been filed or taxes required to have been paid.

(d)        CSSS has not directly or through any subsidiary conducted any activities in any jurisdiction which require CSSS (or such subsidiary) to pay tax or file a tax return of a type that it has not filed in the most recently ending preceding taxable period for which such type of tax or tax return would be due.

(e)        There is no audit or other proceeding presently pending or threatened with regard to any tax liability or any tax return of CSSS or any subsidiary or affiliate of CSSS or any Shareholder relating to the CSSS or any of its affiliates.

(f)         CSSS has not waived any statute of limitations or agreed to any extension of time that has the effect of deferring the payment or collection of any tax or the filing of any tax return. There is not currently in effect any power of attorney authorizing any person to act on behalf of the CSSS or to receive information relating to CSSS with respect to any tax matter (other than authorizations included as an integral part of any tax return previously filed by the CSSS).

(g)        CSSS has not been a beneficiary or otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was or will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No tax return filed by CSSS contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law) or has been filed by or on behalf of CSSS nor has CSSS ever been advised to make such disclosure which was not in fact made.

(h)        CSSS does not have any “permanent establishments” in any country other than the United States and has not otherwise engaged in any activity that has exposed,  or will expose, it to the taxing jurisdiction of any such other country.

(i)         Schedule 4.10(i) identifies all tax returns of CSSS filed after December 31, 2003, and the taxable period covered by each such tax return and identifies those tax returns or periods that have been audited or are currently the subject of an audit by a Governmental Authority. CSSS has provided to Buyer complete and accurate copies of the following materials:

(i)           All income tax returns filed by CSSS that relate to taxable periods ending after December 31, 2003;

(ii)          All examination reports relating to taxes of CSSS issued since December 31, 2003 in connection with tax audit or examinations or asserted failures to file tax returns or to pay any taxes;

(iii)         All statements of taxes assessed since December 31, 2003 that were not shown on tax returns filed by CSSS before assessment and all related correspondence;

(iv)         All written rulings from and written agreements with any Governmental Authority relating to taxes of CSSS that were received since December 31, 2003;

(v)          Copies of all tax opinions relating to and in the audit files of CSSS; and

(vi)         To the extent requested by Buyer, any document relating to taxes or tax returns relating to CSSS or the Shareholders.

(j)          There is no dispute or claim concerning any Taxes of CSSS either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors, officers or representatives of CSSS have knowledge except as disclosed in Schedule 4.10.  No returns for Taxes of CSSS are currently under audit or examination by any Governmental Authority.

(k)        CSSS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.

(l)         There are no Liens for Taxes (other than for current Taxes not yet due and payable) on CSSS or any of the Purchased Assets.

(m)       CSSS has been a validly existing C corporation within the meaning of the Code.

4.11                      Litigation.  Except as set forth on Schedule 4.11, no Action is pending or, to the best of CSSS’s knowledge, threatened, against CSSS or the Shareholders relating to the Purchased Assets or the Business, at law or in equity.  Neither CSSS nor any Shareholder has received notice of any of the above, and, to the best of CSSS’s knowledge, no facts or circumstances exist which would give rise to any of the foregoing.  Also listed on Schedule 4.11 are all instances where CSSS or any Shareholder is the plaintiff, or complaining or moving party, in any action that is in any way related to the Purchased Assets or the Business.

4.12                      Conduct of CSSS’s Business.  Since December 31, 2008, except for the execution and delivery of this Agreement or as disclosed on Schedule 4.12, the Business has been conducted in all material respects in the ordinary course and consistent with past practice, and there has not been any:

(a)        sale or transfer of, or any agreement to sell or transfer, any of the Purchased Assets or any plan, agreement or arrangement granting any  right to purchase or acquire any interest in any of the Purchased Assets, or requiring Consent of any party to the transfer and assignment of any of the Purchased Assets, or any loss or damage to the Assets;

(b)        waiver of any material rights or claims of CSSS related to the Purchased Assets;

(c)        material breach, amendment or termination of any Customer Contract;

(d)        transaction by CSSS outside the ordinary course of its business and related to the Purchased Assets;

(e)        any increase in rates for service to Customers and there has not been any amnesty or incentive program regarding payment of overdue accounts receivable;

(f)         all Customer Contract entered into by CSSS have been in the ordinary course of business with standard terms and pricing;

(g)        occurrence, event, incident, action or failure to act that has had, or that reasonably is expected to have, a Material Adverse Effect on CSSS or the Business; or

(h)        any action by CSSS, the Shareholders, or any employee, officer or agent of CSSS or the Shareholders committing to do any of the foregoing.

4.13                      Noncompete Agreements.  Schedule 4.13 is a complete and accurate list of all Restrictive Agreements as of the date of this Agreement, complete and accurate copies of which are attached to Schedule 4.13.  None of the Restrictive Agreements have been modified, altered, terminated or otherwise amended.  The Transactions do not violate any of the terms and provisions of the Restrictive Agreements.  The Customer Contracts do not contain any restrictive covenant provisions.

4.14                      Reliance on Advisors.  CSSS and the Shareholders have relied on their own advisors for all legal, accounting, tax or other advice whatsoever in connection with this Agreement and the Transactions.

4.15                      Contracts.

(a)        Schedule 4.15(a) sets forth a list of all Material Contracts to be assumed by Buyer as part of the Assumed Liabilities.  The Material Contracts constitute all contracts material to the conduct of the Business as presently conducted by CSSS.  All Contracts are valid, binding and in full force and effect, and neither CSSS nor any other party to any Contract is in default there under.  The Business is in compliance with all applicable cost accounting standards (“CAS”) requirements with respect to any Contracts with the United States or any agency thereof or any prime contractor thereof, except for such noncompliance that would not (i) result in the United States or any agency thereof or any prime contractor thereof having the right to terminate or otherwise cease performance of such Contracts; (ii) result in the United States or any agency thereof having the right or ability to bar CSSS from engaging in any future business arrangements with the United States or any agency thereof; or (iii) have a Material Adverse Effect.

(b)        Except as noted in Schedule 4.15(b), none of the Material Contracts contains any provision providing for the termination of the Contract or giving any party thereto the right to terminate such Contract by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, and none of the terms of any Material Contract will be altered by reason of the execution of this Agreement or the consummation of the transactions contemplated herein.

(c)        None of the Material Contracts has been awarded to CSSS as a result of or on the condition that, and none of the Open Orders has been bid on the condition that, (i) CSSS was, is or remains a “small business” enterprise or (ii) CSSS qualifies under any other governmental set aside program, in either case, the eligibility for which may be terminated as a result of the consummation of the transactions contemplated by this Agreement.

4.16                      Open Orders.  All Open Orders to connect alarm end users to CSSS’s monitoring equipment have been and are processed in a timely manner in the ordinary course of business.  There are valid and executed Customer Contracts and Monitoring Activation Agreements in existence for each Open Order.

4.17                      Permits.  Schedule 2.02(l) sets forth a list of all Permits required or useful in the conduct of the Business.  All Permits are in full force and effect and no suspension or cancellation of any have been threatened.  No Permits or parts thereof are subject to loss by reason of dormancy or non use.  No claims have been made by any Governmental Authority or any Person relating to the Permits and no such claim is contemplated by any Governmental Authority or other Person, nor does any basis therefore exist.  Except as noted in Schedule 2.01(l), no Permit will be terminated or require the consent of the issuer to continue in effect as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

4.18                      Technical Information.  Except as noted in Schedule 4.18, the patterns, manufacturer’s manuals and copies of all other Technical Information included in the Purchased Assets constitute all such items in the possession of CSSS and required to permit CSSS to carry on the Business in substantially the same manner as the Business was conducted by under the ownership of the Shareholders.

4.19                      Depositary Accounts, Etc.  Schedule 4.19 sets forth a list of (a) all banks, trust companies, savings and loan associations, and brokerage or other firms at which CSSS has depository accounts or have issued bank guarantees, bills of exchange, letters of credit or banker’s acceptances for the account of CSSS, and (b) all credit card and similar accounts on which CSSS may be liable and the names of the persons holding such cards or authorized to use such accounts.

4.20                      Insurance.  Schedule 4.20 sets forth a list of all insurance policies held by or on behalf of CSSS as of the date hereof and of all public liability insurance and errors and omission policies held by or on behalf of CSSS for the past three (3) years, copies of which have been supplied to Buyer.  Such policies are sufficient in all respects for compliance by CSSS with all requirements of law and with the requirements of all of the Contracts, and, except as noted on Schedule 4.20, CSSS has not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance, and to the best of CSSS’s knowledge, there are no retrospective or audit premium charges due under any insurance policies now or formerly in effect with respect to CSSS.

4.21                      Compliance with Laws; Litigation.  CSSS has been, and is, operating the Business in compliance with the requirements of all applicable laws regarding such operations.  Except as noted in Schedule 4.21, CSSS is not engaged in, or a party to, or threatened with, any Actions and after due inquiry, CSSS does not know of any basis for any such Actions.  There are no outstanding orders, rulings, decrees, judgments, stipulations or proceedings to which CSSS is a party or by which CSSS is bound, by or with any court, arbitrator or administrative agency.

4.22                      Absence of Sensitive Payments.  CSSS has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; CSSS has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; and CSSS has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.

4.23                      Environmental Matters.  Except as noted in Schedule 4.23, CSSS has conducted all activities of the Business in compliance with, and all properties owned, leased or operated by CSSS in connection with the Business comply with, all Environmental Laws.  Except as noted in Schedule 4.23, no facts, events or conditions relating to the facilities, properties or operations of the Business will prevent, hinder or limit continued compliance with any Environmental Laws.

4.24                      Benefit Plans and Employment Arrangements.

(a)        Schedule 4.24(a) sets forth a true and correct list of (i) the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonuses, accrued sick leave, accrued severance pay and accrued vacation benefits for each present employee of the Business; (ii) each collective bargaining, union or other employee organization agreement; (iii) each employment, advisory or consulting agreement; (iv) each employee confidentiality or other agreement protecting proprietary processes, formulae or information; (v) each corporation or other trade or business which is an ERISA Affiliate; and (vi) each Plan.  Schedule 4.24(a) identifies which Plans, if any, are (i) defined benefit pension plans intended to be qualified under Section 401(a) of the Code, (ii) defined contribution plans intended to be qualified under Section 401(a) of the Code, (iii) Multiemployer Plans, (iv) any other Plan (including but not limited to any such program, contract or arrangement contained in an employment, advisory or consulting agreement), which provides benefits of any kind after termination of employment, such as, but not limited to, severance pay, continuation pay, termination pay or deferred compensation, (v) “employee welfare benefit plans” within the meaning of ERISA, and (vi) not “employee welfare benefit plans” within the meaning of ERISA.

(b)        With respect to each Plan, CSSS has delivered to Buyer true, correct and complete copies of all current written documents setting forth the terms and conditions of such Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, the most recently filed IRS Form 5500 (including attachments) and the most recent actuarial valuation and report, as applicable, and other material related documents of such Plan such as insurance contracts.

(c)        The acquisition by Buyer of the Purchased Assets and the employment of the Hired Employees by Buyer will not, directly or indirectly, give rise to any withdrawal liability or potential withdrawal liability on the part of Buyer with respect to any Multiemployer Plan in which CSSS or any ERISA Affiliate participates or to which CSSS or any ERISA Affiliate has or has had any obligation to contribute.  Except as noted in Schedule 4.24, CSSS has no unfulfilled obligation to contribute to any Multiemployer Plan or collectively bargained welfare plan.  Neither CSSS nor any ERISA Affiliate has incurred any liability which arises from either a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan that has not been discharged and neither CSSS nor any ERISA Affiliate has incurred a decline in contributions to a Multiemployer Plan such that, if the current rate of contributions continues, a 70% or greater decline in contributions will occur within the next three plan years.

(d)        Except as noted in Schedule 4.24, neither CSSS nor any ERISA Affiliate maintains or contributes to, or has ever maintained or had an obligation to contribute to, a Plan subject to Title IV of ERISA or to the minimum funding requirements or standards of Section 412 of the Code or Section 302 of ERISA.  All liabilities of CSSS and of each ERISA Affiliate with respect to each Plan and to each Multiemployer Plan have been fully paid.  The assets of each Plan subject to Title IV of ERISA are sufficient to fund all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) and there are no unfunded vested benefits under any Multiemployer Plan allocable to CSSS or any ERISA Affiliate.  There does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Plan, which has or could result in a Lien upon or claim with respect to any of CSSS, the Purchased Assets, or Buyer’s being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty or payment of any nature.  All contributions required to be made under the terms of any Plan have been timely made in accordance with applicable law, including without limitation, Department of Labor Reg. §2510.3-102.

(e)        Except as noted in Schedule 4.24(e), each group health plan that provides health coverage to any present or former employee of the Business has operated in compliance with all requirements of Sections 601 through 608 of ERISA and/or Section 4980B of the Code, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.  Schedule 4.24(e) sets forth a true and complete list of all current employees, and former employees since March 1, 2009, of the Business and their respective beneficiaries who are receiving or who are eligible to elect to receive such continuation coverage under such group health plans pursuant to such provisions of ERISA and the Code.  Each group health plan that is subject to the requirements of the Health Insurance Portability and Accountability Act, including, without limitation, the privacy and security provisions thereof, has been operated in compliance therewith.

(f)         Each Plan has at all times been administered in accordance with its terms, all applicable provisions of ERISA (including the “fiduciary responsibility” and “prohibited transaction” rules thereof), the Code and other applicable laws, and each Plan intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service which has not been revoked and has been timely amended to comply with all changes in law that have become effective with respect to the Plan since the effective date of its most recent determination letter.  All applicable requirements under ERISA or the Code as to the filing of reports, documents and notices regarding the Plans with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation and the furnishing of such reports, documents or notices to participants and beneficiaries on or prior to the date hereof have been complied with.  There are no active suits, governmental investigations or proceedings pending or threatened against any Plan or against any fiduciary thereof respecting the fiduciary’s duties to the Plan or any trust under the Plan.  There is no action or claim (other than routine claims for benefits made in the ordinary course of Plan administration) pending or, to the knowledge of CSSS, threatened against or with respect to any Plan, and no facts exist which could give rise to any such action or claim.

(g)        Except as noted in Schedule 4.24, CSSS has not carried on discussions regarding organization with any labor union and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to employees of the Business, and there are no significant threats of work stoppage or labor trouble by employees of the Business.

(h)        None of the Plans that are welfare benefit plans within the meaning of §3(1) of ERISA provides for benefits or coverage for any former or retired employee or their beneficiaries, except to the extent required by §4980B of the Code.

(i)         All insurance premiums have been paid in full subject only to normal retrospective adjustments in the ordinary course, with respect to the Plans for Plan or contract years ending on or before the Closing Date.  All insurance premiums due or payable with respect to the periods from the end of the most recent Plan or contract year to and including the Closing Date have been paid or fully accrued in the Financial Statements.  No such premium is overdue or in a grace period for late payments.

(j)         All expenses and liabilities relating to all of the Plans have been paid or fully accrued in the Financial Statements and, to the extent required, in the financial statements of the applicable Plan.

(k)        Any fidelity bond required to be obtained under ERISA with respect to any Plan has been obtained and is in full force and effect.

(l)         Except as noted in Schedule 4.25(l), neither (i) the execution of this Agreement or the instruments of transfer and other documents and agreements delivered or to be delivered pursuant hereto by CSSS, (ii) the performance by CSSS, hereunder or thereunder, nor (iii) the consummation of the transactions contemplated hereby or thereby, will result in the creation or acceleration of any obligation or liability to any Plan or to any employee or former employee of CSSS.

(m)       Each Plan or any other arrangement that is a nonqualified deferred compensation plan subject to the requirements of Section 409A of the Code has been operated at all times in compliance therewith.

4.25                      Obligations to Pay Fees.  Except as noted in Schedule 4.25, CSSS has no liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.26                      Completeness of Disclosure.  This Agreement, the Disclosure Schedules, and all other documents and written information furnished to Buyer and its representatives by CSSS, the Shareholders or their respective representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.  If CSSS or the Shareholders become aware of any fact or circumstance that would change a representation or warranty of CSSS or the Shareholders in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give notice of such fact or circumstance to Buyer.  None of (a) such notification, (b) any pre-closing investigation by Buyer or CSSS, the Purchased Assets or the Business, or (c) the Closing, shall relieve the Shareholders of their indemnification or other obligations under this Agreement.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

5.01                      Organization, Good Standing, and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute this Agreement and the other documents and agreements delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other documents and agreements delivered or to be delivered by Buyer in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action and constitute, and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

5.02                      No Violation.  Neither the execution and delivery by Buyer of this Agreement or the other documents and agreements delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of (a) the Articles of Organization of Buyer, (b) any covenant, agreement or understanding to which Buyer is a party, or (c) any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default there under.

5.03                      Consents and Approvals of Governmental Authorities and Others.  No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Buyer, the purchase by Buyer of the Business and the Purchased Assets, or the performance by Buyer of any other obligation under this Agreement.

5.04                      Obligation to Pay Certain Fees.  Neither Buyer nor any of its officers, members, managers, employees or Affiliates has agreed to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement, except for a broker’s fee to Vertex Capital Corporation (Barry Epstein, sole owner).   Buyer represents that CSSS is not liable or obligated to pay the fee of Vertex Capital Corporation.

5.05                      Litigation.  There are no Actions pending, or, to the knowledge of Buyer, threatened, by any Person or Governmental Authority challenging the legality, validity or propriety of the transactions contemplated by this Agreement.

5.06                      Completeness of Disclosure.  The representations and warranties contained in this Section 5 and in the Disclosure Schedules delivered pursuant hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.

SECTION 6.  COVENANTS OF CSSS AND SHAREHOLDERS

6.01                      Employees.  CSSS shall permit Buyer to discuss the possibility of employment with current employees of the Business, and shall not interfere with or impede Buyer’s right to do so, either directly or indirectly.

6.02                      Taxes.  CSSS and the Shareholders shall pay, or cause to be paid, in a timely manner, all Taxes arising from the sale of the CSSS Stock and all Taxes due or payable by CSSS for all periods prior to the Closing..  When determining liability for Taxes for the year 2009, Buyer shall cause CSSS to calculate Taxes as though Taxes for a stub year commencing on January 1, 2009 and ending on the Closing Date were due and Shareholders shall pay Buyer, the amount due for such Taxes computed for such stub year promptly within fifteen days of receiving Buyer’s calculation.

6.03                      Access to Offices, Officers, Accountants, Etc.  CSSS will afford to the officers and authorized representatives of Buyer (including without limitation, attorneys, accountants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, Books and Records of CSSS and the Business, and to the attorneys, accountants and other representatives of CSSS and with any and all Persons Buyer deems appropriate in order to enable Buyer to consummate the transactions contemplated hereby, and will furnish Buyer with such additional financial and operating data and other information as to the Business and Purchased Assets as Buyer may from time to time reasonably request.  CSSS will cooperate with Buyer to facilitate Buyer’s contacting vendors, dealers, customers and such other Persons as Buyer and its representatives may desire to contact in connection with Buyer’s investigation of the Business.

6.04                      Preservation of Business Organization.  CSSS will conduct the Business in the ordinary course, in a manner consistent with applicable federal, state and local regulations, and use its best efforts to preserve CSSS’s business relationships intact and to preserve the goodwill of CSSS with its suppliers, customers and others having business relations with it.

6.05                      Change of the CSSS’s Name.  Buyer may change or keep the current corporate name of CSSS at its sole discretion.

6.06                      Approval of Certain Transactions.  Except as specifically contemplated by this Agreement, without the prior written consent of Buyer, CSSS will not, in the conduct of the Business through the Closing Date:

(a)        incur or agree to incur any liability or obligation or enter into any agreement or transaction that cannot be cancelled upon not more than thirty days notice, except for Customer Contracts entered into in the ordinary course of business for standard rates on the basic form of agreement;

(b)        mortgage, pledge or otherwise encumber or convey any similar interest in, any Purchased Assets or sell, lease or convey any interest in any Purchased Assets, except in the ordinary course of CSSS’s operation of the Business and consistent with past practice;

(c)        declare or pay any dividends or distribute cash or securities to its shareholders, make any direct or indirect redemption, purchase or other acquisition of any of its capital structure, or issue any additional shares of its capital stock , or permit any transfer, assignment, pledge or other encumbrance of its capital stock;

(d)        make any capital expenditures;

(e)        conduct the Business other than in the ordinary course;

(f)         waive or release any rights with respect to the Purchased Assets or the Business;

(g)        change its methods of accounting;

(h)        adopt or modify or pay any bonus, pension, profit sharing or other compensation plan or enter into or modify any Contract of, or terms and conditions of, employment other than: (i) offering and employing persons pursuant to at will employment relationships and terminating employees in accordance with the exercise of prudent business judgment and CSSS’s policies and practices; or

(i)         take any other action (A) which would have a Material Adverse Effect or result in a material adverse change in the condition (financial or other), of CSSS, the Business or the Purchased Assets or (B) which, if taken prior to the date hereof, would constitute a breach of any representation or warranty contained in Section 4 of this Agreement.

6.07                      Exclusive Dealing.  CSSS and the Shareholders will not:

(a)        solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by CSSS), with respect to the possible acquisition of, CSSS, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

(b)        provide any information with respect to CSSS, the Business or the Purchased Assets to any Person other than Buyer relating to the possible acquisition of CSSS, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

(c)        enter into a transaction with any Person other than Buyer concerning the possible acquisition of CSSS, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise).

6.08                      CSSS’s Insurance.   CSSS shall maintain in full force and effect comprehensive general liability insurance policies (including without limitation insurance against errors and omissions) with respect to the Business and the services provided by CSSS prior to the Closing Date and insuring against claims now or hereafter made, and shall cause Buyer to be named as an additional insured on all such policies and shall deliver to Buyer evidence of such insurance and proof of premium payments within thirty days of the issuance of each such policy.  CSSS shall cause the insurers issuing such policies to certify to Buyer that if such insurance be proposed to be cancelled or changed, such insurer shall promptly notify Buyer and such cancellation or change shall not be effective as to Buyer for sixty (60) days after receipt by Buyer of such notice, unless the effect of such change is to extend or increase coverage under such policy.  Any insurance policies insuring similar risks maintained by Buyer shall be excess and non-contributory to CSSS’s policies.  CSSS shall obtain from CSSS’s insurance carriers, and will deliver to Buyer, waivers of the subrogation rights under CSSS’s insurance policies, together with cross-liability endorsements to each such policy.

6.09                      Update Disclosure Schedules.  Prior to the Closing Date, CSSS or Shareholders, as appropriate, shall disclose to Buyer any information contained in the representations and warranties of CSSS and Shareholders contained in Section 4 or in the Disclosure Schedules delivered pursuant thereto which is no longer true or complete.  Any such disclosure shall not be deemed to modify, amend or supplement CSSS’s or the Shareholders’ representations and warranties unless otherwise agreed in writing by Buyer.

6.10                      Employees.  Shareholders at Closing shall provide Buyer with the amount of all accrued  wages, salaries, vacation pay, sick pay and other sums due employees through the close of business on the Closing Date, which amount shall be considered to be an account payable for purposes of estimating the Closing Date Adjustments..

6.11                      Intercompany Accounts.  As of the opening of business on the Closing Date, CSSS and the Business will have cancelled and forgiven (without recourse), as between CSSS and any of its Subsidiaries on the one hand and Shareholders and any other business entity owned by the Shareholders on the other hand, all amounts with respect to any intercompany accounts or otherwise (a) due by CSSS or any Subsidiary to the Business or (b) due by CSSS or the Business to Shareholders or any business entity owned by the Shareholders, except for those liabilities assumed by Buyer pursuant to this Stock Purchase Agreement.  Any liability for Taxes arising from such cancellation and forgiveness of intercompany accounts shall be the responsibility of Shareholders;  CSSS and Buyer shall have no responsibility for any such Taxes.

6.12                      Further Assurances.  From time to time after the Closing, at Buyer’s request and without further consideration, the Shareholders will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as Buyer may reasonably request for the more effective conveyance, transfer and enjoyment of the Purchased Assets and CSSS Stock to CSSS or Buyer, as applicable.  To the extent that the assignment of confidentiality and noncompetition agreements to CSSS is not enforceable against the other parties to such agreements, Shareholders will use its best efforts to enforce such agreements operating in their benefit, if any, with respect to the Business for CSSS’s and Buyer’s benefit.  Shareholders will cooperate with Buyer in obtaining execution of any documents by current or prior employees of CSSS with respect to inventions, invention disclosures and patent applications for goods or processes invented prior to the Closing Date.  Shareholders shall promptly forward to Buyer any and all monies received by Shareholders at any time after Closing with respect to any of CSSS, the Purchased Assets or any products sold or services provided by CSSS from and after the Closing Date, or otherwise received for the account, or on behalf, of CSSS on or after the Closing Date.  All remittances shall be forwarded to Buyer within two (2) business days after receipt by the Shareholders.  Payments received by check shall be properly endorsed by Shareholders to Buyer and promptly delivered to Buyer for deposit.

6.13                      Profit Sharing Plan Termination and Distributions.  CSSS shall take all action necessary to (i) terminate the CSSS, Inc Profit Sharing Plan (“CSSS Plan”) as of the Closing Date, (ii) permit CSSS Plan participants to receive distribution of their accrued benefits immediately after the Closing Date and (iii) permit CSSS Plan participants who become  to transfer their accrued benefits, including any outstanding CSSS Plan loan by direct rollover to a 401k plan that Buyer may, but shall not be required to sponsor.  In addition, prior to the Closing, CSSS shall adopt any plan amendments and administrative procedures as may be necessary to preclude any CSSS Plan loan to a participant from going into default by reason of a participant’s termination of employment with CSSS incident to the transaction contemplated by this Agreement or by reason of postponement of any direct transfer.  CSSS shall use its best efforts to cause the CSSS Plan service providers to facilitate the direct rollovers provided for under this section.

SECTION 7.  COVENANTS OF BUYER

7.01                      Confidentiality.  If the transactions provided for herein are not consummated, unless otherwise required by law, Buyer and its officers, managers, members, agents and representatives will hold in strict confidence all information obtained from CSSS and its officers, managers, members, agents or representatives and will promptly return to CSSS, all documents obtained from CSSS and its officers, agents or representatives and all copies of such documents made by Buyer and its officers, managers, members, agents and representatives, or, alternatively, if requested by CSSS, will destroy all such documents and copies, as well as all analysis, compilations, summaries, studies or other documents prepared by Buyer or its officers, agents and representatives which contain information obtained from CSSS or its officers, managers, members, agents or representatives; provided, Buyer may retain any documents obtained from CSSS or prepared by Buyer if Buyer reasonably determines that litigation may result from the failure to consummate the transactions and such documents may be relevant in such litigation.

7.02                      Hired Employees.  Except as noted in Schedule 7.02, on the Closing Date, CSSS will not terminate any employees or change the terms and condition of employment, .  Buyer shall offer a bonus payment of one month salary to the following employees of CSSS, if the employee remains employed with CSSS for twelve months and one day from the Closing Date: (i) Joseph Pierce, (ii) Toni Pierce, (iii) Michael Kallio; and (iv) Allan Baker.  The bonus payment will be due and payable to the each of the four employees named above 366 days after the Closing Date, if the employee is still employed by the Buyer on such date.

7.03                      David Keays Employment Agreement.  At Closing CSSS will enter into an employment agreement with David Keays for a term of from Closing through September 30, 2009 pursuant to which David Keays will be employed as Buyer’s day to day operation operations manager, at an annualized salary of $160,000.  The Keays Employment Agreement shall also provide that David Keys will serve as a technical advisor to Buyer for the term of October 1, 2009 to December 31, 2009 pursuant to which David Keays provide technical advice to Buyer at an annualized salary of $82,500.  The Employment Agreement shall be substantially in the form attached hereto as Exhibit A.

SECTION 8.  NON-COMPETITION

In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the CSSS and Shareholders hereby covenant as follows:

8.01                      Restriction of Management and Investment.  During the Restricted Period,  the Shareholders shall not engage, directly or indirectly (except as a consultant and/or employee of CSSS), as a proprietor, equity holder, investor (except as an investor holding not more than 1% of the outstanding capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in the Business.  The “Restricted Period” commences on the Closing Date and expires three (3) years thereafter with respect to and Bradley Keays.  The Restricted Period commences on the Closing Date and expires on January 1, 2014 with respect to David Keays.

8.02                      Restriction on Solicitation of Employees.  During the Restricted Period,  the  Shareholders shall not hire, or directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of CSSS to terminate their employment or contractual relationship with CSSS; and  the Shareholders shall not assist any other Person to do so, or be a proprietor, equity holder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any Person who does or attempts to do so.

8.03                      Restrictions on Solicitations of Customers.  During the Restricted Period,  the Shareholders shall not directly or indirectly solicit, divert, take away, or attempt to divert or take away, from CSSS, Buyer or any of its Affiliates any of the business or patronage of any of their respective customers, clients, accounts, vendors, or suppliers, and  the Shareholders shall not assist any other Person to do so, or be a proprietor, equity holder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any Person who does or attempts to do so.

8.04                      Confidential Information.  During the Restricted Period, the Shareholders shall not divulge or disclose Confidential Information to third parties.  Confidential Information is the prospect lists, employee names and addresses, documents containing the names or addresses of existing or potential customers of the Business, the design of and operating code of software, information regarding CSSS’s financial condition or business plans, the methods by which the CSSS served its customers or conducted its operations, as well as any other operating procedures of CSSS or the Business.  Notwithstanding the foregoing, Confidential Information does not include information which is or becomes generally known to the public or others in the industry of CSSS through no breach by the Shareholders of this Section 8.04.   Shareholders agrees to maintain the confidentiality of the Confidential Information and further agrees that they will not, directly or indirectly, use or disclose Confidential Information to any natural or legal person, other than authorized employees or agents of the Buyer, during the Restricted Term.  After Closing, all Confidential Information and all correspondence, reports, charts, products, records, designs, patents, patent applications, plans, manuals, vendor lists, memoranda, advertising materials, lists and other data or property produced by CSSS or the Business shall be and shall remain the property of CSSS, and shall be delivered, together with any and all copies thereof, promptly to Buyer at Closing by the Shareholders.

8.05                      Equitable Relief.  The  Shareholders hereby acknowledge that any breach by any of them of their obligations under this Section 8 would cause substantial and irreparable damage to CSSS, Buyer and their Affiliates; and that money damages would be an inadequate remedy therefore, and accordingly, acknowledge and agree that each Buyer, CSSS or any Affiliate shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach).

8.06                      Enforceability.  In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court or arbitrators are hereby expressly authorized so to modify this Agreement and to enforce it as so modified.  No invalidity or enforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to acquire the CSSS Stock, pay the Purchase Price and assume the Assumed Liabilities is subject to the satisfaction or waiver in writing by the Buyer, on or prior to the Closing Date, of each of the following express conditions precedent:

9.01                      Authorization.  All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by CSSS and Shareholders shall have been duly taken prior to the Closing, and Shareholders shall have delivered to Buyer a certificate to that effect with respect to Shareholders.

9.02                      Representations and Warranties.  The representations and warranties of CSSS and the Shareholders made in or pursuant to this Agreement (without giving any effect to the modifications to the Disclosure Schedules contemplated in Section 6.09) shall be true and correct on and as of the Closing Date (i) in all respects with regard to representations and warranties limited by materiality qualifications or by reference to Material Adverse Effect, and (ii) in all material respects with regard to all other representations and warranties, with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need be true and correct only as of the specified date), and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by the Shareholders and a duly authorized officer of CSSS.

9.03                      Performance of Obligations.  Each and all of the covenants and agreements of CSSS and the Shareholders to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by the Shareholders and a duly authorized officer of CSSS.

9.04                      Due Diligence Investigation,  Lease Space, California Alarm Company License and Certain other Buyer Approvals.  Each and all the following items are satisfied or waived by Buyer.

(a)           The results of Buyer’s due diligence investigation shall have been satisfactory to Buyer.

(b)           CSSS shall have entered into lease by the Closing Date with Granite El Camino, LLC allowing occupancy after July 31, 2009 for the second floor of 401 West Lincoln Avenue, Anaheim, California having 4,977 square feet of space and for unit 252 at 451 West Lincoln Avenue, Anaheim, California having approximately 1,100 square feet space, for a rental rate, rental period and other terms and conditions acceptable to Buyer, in Buyer’s sole discretion.  Granite El Camino, LLC shall consent to Buyer’s purchase of the CSSS Stock.

(c)           CSSS shall have a duly issued Alarm Company License from the State of California which allows the CSSS to legally operate the Business, after Closing when Buyer owns the capital stock of CSSS.

(d)           J.P. Morgan Chase Bank, Buyer’s lender, shall have consented to Buyer consummating the transactions set forth in this Agreement.

9.05                      Instruments of Conveyance, Etc.  Shareholders shall have executed and delivered such assignments of the CSSS Stock and other instruments of transfer and conveyance,  as shall be reasonably required by Buyer for the transfer to the Buyer of all of the CSSS Stock free and clear of any Liens   and shall have delivered, with such instruments and documents, financing statement releases or termination statements with respect to any security interests constituting Liens on the Purchased Assets  and CSSS Stock.  The Shareholders shall at Closing, deliver to Buyer the written consent to this transactions set forth in this Stock Purchase Agreement of each spouse of the Shareholders.  The spousal consent shall be in a form acceptable to Buyer.

9.06                      Delivery of Physical Possession.  CSSS shall own at Closing and have physical possession of all Equipment, Inventory, Technical Information and Tangible Purchased Assets and any tangible evidence of all Intellectual Property, Open Orders and Accounts Receivable.

9.07                      Opinion of Counsel.  Buyer shall have been provided with an opinion of Shareholder’s counsel in a form satisfactory to Buyer in its reasonable discretion.

9.08                      Required Consents.  CSSS shall have obtained all consents and approvals of all Persons and all Governmental Authorities required for the transactions contemplated hereby.

9.09                      Litigation.  No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission (a) challenging any of the transactions contemplated by this Agreement; (b) seeking monetary relief by reason of the consummation of such transactions; or (c) which would adversely affect the Purchased Assets or the Business following the Closing Date.

9.10                      Governmental Action; Damage to Property.  There shall not have occurred any (a) seizure by any Governmental Authority of all or a portion of the Purchased Assets, or (b) damage, destruction or other impairment of or to all or a portion of the Purchased Assets including, without limitation, damage, destruction or other impairment caused by theft, fire, any casualty or the negligence of any Person, including CSSS.

9.11                      UCC-3 Lien Release.  The pay-off statements and UCC-3 termination statements and/or mortgage satisfaction pieces releasing and terminating any Liens on the Purchased Assets shall have been executed and delivered.

9.12                      Tax Status Letter.  CSSS shall have delivered to Buyer a tax status letter from the California Department Franchise Tax Board confirming that as of a date within 30 days the Closing Date, the CSSS shall be current on all applicable taxes covered by such tax status letter or shall have paid any outstanding amounts on or before the Closing Date.

9.13                      No Adverse Change.  There have been no adverse changes to the financial condition of CSSS or the Business.

SECTION 10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHAREHOLDERS

The obligation of Shareholders to sell or otherwise transfer the CSSS Stock hereunder is subject to the satisfaction, or waiver in writing by Shareholders, on or prior to the Closing Date, of each of the following express conditions precedent:

10.01                      Corporate Action.  All corporate actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing, and Buyer shall have delivered to CSSS certificates of duly authorized officers of Buyer to that effect.

10.02                      Representations and Warranties.  The representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct (i) in all respects with regard to representations and warranties limited by materiality qualifications, and (ii) in all material respects with regard to all other representations and warranties, on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need be true and correct only as of the specified date) and there shall have been delivered to Shareholders certificates to that effect, dated the Closing Date, signed by duly authorized officers of Buyer.

10.03                      Performance of Obligations.  Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed or complied with or duly waived and there shall have delivered to Shareholders certificates to such effect, dated the Closing Date, signed by duly authorized officers of Buyer.

10.04                      Payment.  Buyer shall have paid the Purchase Price to Shareholders in accordance with Section 2.04 of this Agreement.

10.05                      Litigation.  No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission:  (a) challenging any of the transactions contemplated by this Stock Purchase Agreement or (b) seeking monetary relief by reason of the consummation of such transactions.

SECTION 11.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND
COVENANTS

All representations and warranties made by , the Shareholders or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any Exhibit, Schedule or in any certificate delivered pursuant hereto shall survive the Closing (i) indefinitely with respect to the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04, 4.09, 4.10, 4.25, 5.01, 5.02 and 5.03, (ii) for the applicable limitations period plus sixty (60) days with respect to the representations and warranties contained in Section 4.24, and (iii) for a period of 24 months with respect to all other representations and warranties; provided, that there shall be no termination of any such representation or warranty as to which a claim has been asserted in writing prior to the termination of any such survival period.  The representations and warranties of CSSS shall terminate and expire at Closing.  The knowledge of CSSS as to any fact in existence at or before Closing or the non-existence of a fact in not in existence at or prior to Closing shall not be attributable to Buyer but shall be attributed to Shareholders.  All representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer, the Shareholders or CSSS or by any knowledge obtained as a result thereof or otherwise.  Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

SECTION 12.  INDEMNIFICATION

12.01                      Indemnity by CSSS and Shareholders.  The indemnity of CSSS to Buyer set forth in this Section 12.01, applies only in the event Closing does not occur.  If Closing takes place Buyer may seek indemnity solely from the Shareholders and CSSS shall not contribute to any indemnity claims asserted against Shareholders by Buyer.  CSSS and the Shareholders, jointly and severally, shall defend, indemnify and hold Buyer, its officers, managers, members, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

(a)           any breach of any representations and warranties made by either CSSS or the Shareholders in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

(b)           any failure by CSSS or the Shareholders to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the other agreements or documents delivered by CSSS or Shareholders pursuant to this Agreement;

(c)           any infringement of any patent, trademark, copyright and/or unfair competition rights arising out of CSSS’s use of any Intellectual Property, Technical Information or Computer Software Assets, or the use or sale by CSSS of any products or services incorporating or reflecting any Intellectual Property or Technical Information;

(d)           any Liabilities or Obligations with respect to Taxes relating to CSSS for all periods  ending before  Closing;

(e)           any fees or commissions to any investment banker, broker, finder or agent claiming by, through or under CSSS or the Shareholders with respect to the transactions contemplated by this Agreement;

(f)           any failure of  the Shareholders to pay and discharge in a timely fashion any of the Indemnified  Liabilities, as described in Subsection 2.07 of this Agreement;

(g)           any claims asserted by third parties against Buyer relating to the ownership, occupation and/or operation of the Business, the Purchased Assets or any other property occupied by CSSS in connection with the Business prior to the Closing Date, including but not limited to all Liabilities and Obligations arising out of the acts, omissions, breaches or nonperformance of CSSS with respect to the Contracts, Leases and Open Orders at or prior to the Closing Date, regardless of whether such liability or obligation is claimed, known or asserted prior to or after the Closing Date; and

(h)           any suit, action or other proceeding brought by any Person or Governmental Authority asserting any of the matters referred to in this Section 12.01.

12.02                      Indemnity by Buyer.  Buyer shall defend, indemnify and hold Shareholders harmless from and against all Losses arising out of or resulting from:

(a)           any breach of any representations and warranties made by Buyer in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

(b)           any failure by Buyer to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the other agreements or documents delivered by Buyer pursuant to this Agreement;

(c)           the failure by Buyer to pay, discharge or perform in a timely fashion any Assumed Liabilities;

(d)           any claims asserted by third parties against Shareholders relating to the ownership, occupation or operation of the Business or the Purchased Assets by Buyer after the Closing Date;

(e)           any fees or commissions to any investment banker, broker, finder or agent claiming by, through or under Buyer with respect to the transactions contemplated by this Agreement; and

(f)           any suit, action, or other proceeding brought by any Person or Governmental Authority asserting any of the matters referred to in this Section 12.02.

12.03                      Notice of Claim.  The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 12.  If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a “Third Party Claim”), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party.  The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim.  In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.  No such Third Party Claim shall be settled without the prior written consent of the indemnified party.  Notwithstanding the foregoing, if the indemnified party determines in good faith that any Third Party Claim, or the conduct of the defense or settlement thereof, could have a substantial adverse effect on the indemnified party’s relationship with any Governmental Authority or important supplier or customer, or that the indemnified party may have available to it one or more defenses or counterclaims that are conflicting with one or more of those which may be available to, or asserted by the indemnifying party in respect of such Third Party Claim, the indemnified party shall have the right to take over and assume control of the defense, settlement, negotiations or litigation relating to such claim, and the indemnifying party shall be responsible for the cost of such defense.  No such Third Party Claim shall be settled without the prior written consent of the indemnifying party which consent shall not be unreasonably withheld, delayed or conditioned.  The party controlling the defense of any Third Party Claim shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other monetary relief affecting the other party or that does not include as a term thereof the giving by each claimant to the other parties a complete release from all liabilities with respect to such claim or litigation.

12.04                      Limitations on Amount -  the Shareholders.   the Shareholders shall have no liability for indemnification or otherwise with respect to claims under Section 12.01(a):

(a)           Until the total of all Losses with respect to such matters exceeds $25,000, and thereafter for the aggregate amount of all Losses; provided, that this Section 12.04(a) will not apply to claims under Section 12.01(b) through (h), or to any breach of any of CSSS’s or the Shareholders’ representations and warranties of which CSSS or the Shareholders had knowledge at any time prior to the Closing or any intentional breach by CSSS or the Shareholders of any covenant or obligation, and CSSS and the Shareholders will be jointly and severally liable for all Losses with respect to such breaches; and

(b)           To the extent that the total amount of indemnification to be paid jointly and severally by  the Shareholders pursuant to Section 12.01(a) shall exceed fifty percent (50%) of the Purchase Price; provided that this Section 12.04(b) will not apply to claims under Section 12.01(b) through (h) or to any breach of any of CSSS’s or the Shareholders’ representations and warranties of which CSSS or the Shareholders had knowledge at any time prior to the Closing Date or any intentional breach by CSSS or the Shareholders of any covenant or obligation, and  the Shareholders will be jointly and severally liable for all Losses with respect to such breaches.

12.05                      Limitations on Amount - Buyer.  Buyer shall have no liability for indemnification or otherwise with respect to claims under Section 12.02(a):

(a)           Until the total of all Losses with respect to such matters exceeds $25,000, and thereafter for the aggregate amount of all Losses; provided, that this Section 12.05(a) will not apply to claims under Section 12.02(b) through (f) or to any breach of any of Buyer’s representations and warranties of which Buyer had knowledge at the Closing Date or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all Losses with respect to such breaches; and

(b)           To the extent that the total amount of indemnification to be paid by Buyer pursuant to Section 12.02(a) shall exceed fifty percent (50%) of the Purchase Price; provided, that this Section 12.05(b) will not apply to claims under Section 12.02(b) through (f) or to any breach of any of Buyer’s representations and warranties of which Buyer had knowledge at the Closing Date or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all Losses with respect to such breaches.

12.06                      Qualifications.  Notwithstanding anything to the contrary in this Agreement, for purposes of the application of the indemnity provisions in this Section 12, the determination of whether a breach of any representation, warranty, covenant or obligation in this Agreement has occurred and the amount of any Losses resulting there from shall be determined without giving effect to any “Material Adverse Effect” qualification or any other materiality or similar qualification contained in the representations, warranties, covenants or obligations herein.

12.07                      Termination of Indemnification.

(a)           As to Buyer.  The right of Buyer to be indemnified under this Section 12 shall survive:

(i)           as to matters described in Section 12.01(a), for the applicable period of survival set forth in Section 11 of this Agreement;

(ii)          as to the matters described in Section 12.01(b) through (h), whether or not arising from Third Party Claims, without limitation.

(b)           As to Shareholders.  The right of Shareholders to be indemnified under this Section 12 shall survive:

(i)           as to matters described in Section 12.02(a), for the applicable period of survival set forth in Section 11 of this Agreement; and

(ii)          as to the matters described in Section 12.02(b) through (f), whether or not arising from Third Party Claims, without limitation.

(c)           Exceptions.  Notwithstanding subsections (a) and (b) hereof:

(i)           any indemnity claim based on fraudulent misrepresentations or fraudulent material omission or fraudulent breach of warranty shall survive without any time limitations; and

(ii)          any indemnity claim based on any matter which has been described in a notice to an indemnifying party pursuant to Section 12.03 of this Agreement prior to the expiration of the applicable time limitation set forth in subsections (a) and (b) above shall survive until the claim is finally resolved.

12.08                      Set Off.  Buyer may and is hereby authorized at any time and from time to time to set off and apply against any sum which is due and payable to Buyer by Shareholders under this Section 12 any sum, liability or other obligation which may be owed by Buyer to Shareholders under this Agreement, pending final determination of such matters.  The rights under this Section 12.08 are in addition to any other rights and remedies which Buyer may otherwise have.

SECTION 13.  TERMINATION AND AMENDMENT

13.01                      Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)          by mutual written agreement of Buyer and the Shareholders;

(b)          by Buyer if at any time it determines that the conditions precedent to its obligations hereunder in Section 9 hereof will not be satisfied prior to April 30, 2009;

(c)          by Shareholders if at any time it determines that the conditions precedent to its obligations hereunder in Section 10 hereof will not be satisfied prior to April 30, 2009;

(d)          by Buyer if the transactions contemplated hereby have not been consummated, through no fault or failure of the Buyer, on or before April 30, 2009; or

(e)          by Shareholders if such transactions have not been consummated, through no fault or failure of CSSS or its Shareholders, on or before April 30, 2009.

13.02                      Effect of Termination.  If either Buyer or CSSS terminates this Agreement pursuant to Section 13.01, this Agreement, except for the provisions of Sections 7.01, 14.03, 14.04, 14.05 and 14.06 shall become void and have no effect.  Notwithstanding the foregoing, nothing in this Section 13.02 shall relieve any party to this Agreement for breach of any provision of this Agreement.  If it is judicially determined that termination of this Agreement was the result of any intentional breach of this Agreement, then, in addition to other remedies at law or in equity for breach of this Agreement, the party so found to have breached this Agreement intentionally shall indemnify and hold harmless the other party for its respective costs, fees and expenses of counsel, accountants, financial advisors or other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Stock Purchase Agreement and related documentation.

13.03                      Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Shareholders and CSSS.  No waiver by any party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent to such occurrence.

SECTION 14.  GENERAL

14.01                      Costs and Expenses.  Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, fees and disbursements of legal counsel, accountants, and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

14.02                      Parties in Interest; Assignment; Stockholders Representative.

(a)           This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement, or any provision hereof.  There are no third party beneficiaries to this Agreement except for the Affiliates of Buyer and the Shareholders, solely in their capacities as such Shareholders.

(b)           This Agreement shall not be assigned by Buyer, CSSS or the Shareholders without the prior written consent of the other party; provided, that Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement to an Affiliate of Buyer without the CSSS’s or the Shareholders’ consent (including the right to receive title to the CSSS Stock).  Any such assignment shall not release Buyer from its obligations herein, including its obligations with respect to the Assumed Liabilities.

(c)           CSSS and the Shareholders hereby irrevocably make, constitute, designate and appoint David Keays as their agent (the “Shareholders Representative”), and authorize and empower him to fulfill the role of Shareholders Representative hereunder, and under any and all other documents or instruments delivered in connection herewith.  In the event of the death, resignation, unavailability or incapacity of Bradley Keays shall act as the successor Shareholders Representative.  In the event of death, resignation, unavailability or incapacity of any successor Shareholders Representative, the successor shall be appointed within thirty (30) days of such death, resignation, unavailability, or incapacity by the legal representatives of the Shareholders, whose choice shall be evidenced in writing and delivered to Buyer and shall be final and binding upon  all of the Shareholders.  The decisions and actions of any successor Shareholders Representative shall be, for all purposes, those of the Shareholders Representative as if originally named herein.  The death or incapacity of any Shareholders shall not terminate the authority and agency of the Shareholders Representative with respect to such deceased or incapacitated Shareholder.

(d)           The Shareholders Representative is hereby fully authorized by  the Shareholders for them and in their names (i) to receive all notices and other communications directed to  the Shareholders under this Agreement and any and all other documents or instruments delivered in connection herewith, and to take any action (or to determine to take no action) with respect thereto as he may deem appropriate as effectively as the Shareholders and CSSS could act themselves including, without limitation, the settlement or compromise of any dispute or controversy and (ii) to amend, modify or waive any of the provisions of this Stock Purchase Agreement and any and all other documents or instruments delivered in connection herewith.  The Shareholders Representative shall have the sole and exclusive power to act on behalf of the   Shareholders under this Agreement and any and all other documents or instruments delivered in connection herewith, and any and all actions or decisions of the Shareholders Representative shall be binding upon and enforceable against the Shareholders.

14.03                      Confidentiality.  Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their Subsidiaries or Affiliates provided to or discovered by any of them or their respective representatives and shall not disclose any of the above information to anyone other than (a) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including without limitation, attorneys, accountants and similar representatives, (b) such lenders or investors as may be necessary to finance the transactions contemplated hereby,  (c) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby, and (d) as required by the Securities and Exchange Act of 1934, as amended and the rules and regulation issued there under.

14.04                      Public Statements.  No party to this Agreement shall, without the prior written consent of the other parties hereto, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement; except that Buyer is authorized to file press release and a Form 8-K under the Securities Exchange Act of 1934, as amended, if legally required.

14.05                      Choice of Law.  This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the State of California.

14.06                      Dispute Resolution.  In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the breach, termination, or validity thereof, or the transactions contemplated hereby, the parties covenant and agree as follows:

(a)           The parties shall first use reasonable efforts to resolve such dispute among them, and failing to achieve any resolution within thirty (30) days of the initiation of this dispute resolution process, the parties shall submit the dispute for mediation under the commercial mediation rules of the American Arbitration Association (“AAA”) in Los Angeles, California.  The parties shall select the mediator by mutual agreement; provided however, if the parties fail to agree upon a mediator within thirty (30) days of submission of the dispute for mediation, they shall proceed with selection of a mediator utilizing AAA’s services and procedures for selection of a mediator.  The mediator shall be neutral, disinterested, unbiased and independent of the parties and others having an interest in the outcome.  Each party will bear its own cost of mediation; provided, however, the fees and costs of the mediator will be borne equally by Buyer and  and the Shareholders.  In the event that any party has substantial need for information in the possession of another party in order to prepare for the mediation, the parties shall attempt in good faith to agree on procedures for the expeditious exchange of information.  The mediator shall resolve any disputes as to what discovery may be had.  The parties hereby acknowledge and agree that such mediation shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or arbitration or other dispute resolution proceeding involving the parties, and they shall be treated as non-discoverable, confidential and privileged communications by the parties and the mediator.  It is further understood and agreed that any disclosure in any form, including oral, by any Person participating in such mediations shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

(b)           If the parties are unable to resolve such dispute among themselves or through mediation, such dispute shall be submitted to binding arbitration in Los Angeles, California, under the auspices of the AAA and pursuant to its Commercial Arbitration Rules as then in effect, to the extent such rules are not inconsistent with this Section 14.06, or such other procedures as the Parties may agree to at the time.  The arbitration shall be conducted before a panel of three arbitrators who shall be selected by mutual agreement of the parties.  If the parties fail to select the arbitrators within forty (40) days after the commencement of the arbitration, then the arbitrators shall be selected in accordance with the rules of the AAA.  All ex parte communications between a party and the arbitrators shall be prohibited and the arbitrators shall serve in an impartial and neutral capacity.  Any award issued as a result of such arbitration shall be final and binding between the parties and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  A ruling by the arbitrators shall be non-appealable.  The parties agree to abide by and perform any award rendered by the arbitrators.  Either the Shareholders or the Buyer may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration, and the date of such notice shall be the date of the commencement of the arbitration for the purposes of the third sentence of this subsection.  In rendering their award, the arbitrators shall interpret this Agreement and determine the rights and obligations of the parties in accordance with the laws of the State of California, without regard to conflict of law principles.  The arbitrators shall not have the authority to award, and no party shall have the right to recover, punitive damages, exemplary damages, multiple damages, treble damages, or any other damages aside from actual damages, and any purported award of punitive damages, exemplary damages, multiple damages, treble damages, or damages aside from actual damages shall be beyond the arbitrators’ authority, void, and unenforceable.  In addition, the arbitrators are not authorized to consider or award attorneys’ fees or costs of the arbitration.  All costs and fees of the arbitrators shall be borne by the  Shareholders, and the Buyer equally.  Except as provided in the preceding sentence, each Party shall bear its own costs, expenses, and fees, including the fees and expenses of counsel and expert witnesses.

(c)           The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Stock Purchase Agreement, the breach, termination, or validity thereof, the transactions contemplated hereby; provided, however, that (1) any party may without prejudice and in its sole discretion seek injunctive or other equitable remedies in order to prevent breaches of this Stock Purchase Agreement, enforce specifically this Stock Purchase Agreement and the terms and provisions hereof, maintain the status quo, or aid the jurisdiction of the arbitrators until an arbitration award is rendered or the controversy is otherwise resolved, (2) this Section 14.06 shall not apply to claims for violation of Sections 8 or 14.03 or as may be necessary to protect proprietary information.  Except as otherwise provided in this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

14.07                      Notices.  Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, electronic mail (followed by hard copy), by a nationally recognized overnight courier or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to CSSS, prior to Closing:

David Keays, President
CSSS, Inc.
9 Rodeo
Foothill Ranch, CA 92610

If to Shareholders:

David Keays
9 Rodeo
Foothill Ranch, CA. 92610

Bradley Keays
2711 N. Sepulveda
No. 292
Manhattan Beach, CA 90266

If to Buyer and CSSS after Closing:

Dennis Raefield
1530 No. Main ST #230
Walnut Creek, CA 94596
Fax:  (925) 933-2730

with a copy to:

Robert Kramer
240 Gibraltar Road
Suite 220
Horsham, Pennsylvania 19044
Fax:  (215) 672-8900

or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein.  Such notice or communication shall be deemed to have been given as of the date so personally delivered, on the business day following delivery by sender to such an overnight courier, three business days after mailing or when receipt is confirmed if delivered by telecopy or e-mail.

14.08                      Entire Agreement.  This Stock Purchase Agreement (including the Disclosure Schedules and Exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

14.09                      Cumulative Remedies.  The rights and remedies provided in this Stock Purchase Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

14.10                      Waiver.  Any failure of CSSS, the Shareholders or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by the Shareholders in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Stock Purchase Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.10.

14.11                      Severability.  The unenforceability or invalidity of any Section or subsection or provision of this Stock Purchase Agreement shall not affect the enforceability or validity of the balance of this Stock Purchase Agreement.  If any provision of this Stock Purchase Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

14.12                      Headings.  The headings of the Sections and subsections contained in this Stock Purchase Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Stock Purchase Agreement.

14.13                      Counterparts.  This Stock Purchase Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

14.14                      Facsimiles.  Any facsimile signature of any party hereto or to any other agreement executed in connection herewith shall constitute a legal, valid and binding execution hereof by such party.

14.15                      Construction.  CSSS, the Shareholders and the Buyer hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Stock Purchase Agreement against the party that drafted it has no application and is expressly waived.  Within this Stock Purchase Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Stock Purchase Agreement shall require.  Section, Exhibit and Disclosure Schedule references contained in this Stock Purchase Agreement refer to those contained in or attached to this Stock Purchase Agreement unless otherwise specified.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first above written.

BUYER
Mace Security International, Inc.

By:	/s/ Dennis Raefield
Name: Dennis Raefield
Title: Chief Executive Officer

CSSS
CSSS, Inc.

By:	/s/ David Keays
Name: David Keays
Title: President

SHAREHOLDERS
David Keays
Bradley Keays

/s/ David Keays
David Keays

/s/ Bradley Keays
Bradley Keays

Schedule I - Definitions

“Accounts Receivable” means all accounts receivable of CSSS in existence on the Closing Date with respect to services fully rendered by CSSS on or before the Closing Date. .

“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

“Affiliate” shall mean any Person who controls, is controlled by, or is under common control with, the designated entity.  Ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

“Assumed Liabilities” means the liabilities and obligations of CSSS acknowledged by Buyer under Section 2.06 of the Agreement, but not including the Indemnified Liabilities.

“AT&T Contract” is defined and has the meaning as set forth in Subsection 2.04(c)(i).

“AT&T Holdback” is defined and has the meaning as set forth in Section 2.04(c)(i).

“Attrition Rate” means, for any period, the ratio of the following (x) and (y), expressed as a percentage, (x) the difference between Qualified RMR for the first month of the period and Qualified RMR for the last month of the period, divided by (y) Qualified RMR for the first month of the period.

“Attrition Reduction” is defined and has the meaning as set forth in Subsection 2.04(c)(v), which amount is twelve (12) times the difference, if any of (i) CSSS’s Qualified RMR attributable to the Customer Contracts in existence on the Closing Date, for the month ended April 30, 2009 (“Closing Qualified RMR”); and (ii) the Qualified RMR of the Business as operated by Buyer and attributable to the Customer Contracts in existence on the Closing Date, for the month ended March 31, 2010.

“Books and Records” means all books of account and other financial records of CSSS relating to the Business.

“Business” means providing residential and commercial security system alarm monitoring and/or video monitoring services anywhere in the United States of America.

“Buyer” means Mace Security International, Inc., a Delaware corporation.

“Closing” means the act or acts by which the transactions contemplated by the Agreement are accomplished.

“Closing Date” means the date on which the Closing occurs.  Unless the parties otherwise agree, any references to “after the Closing Date” means any time after the normal close of business of CSSS on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software Assets” means all Software, data rights, documentation and associated license, escrow, support and maintenance agreements used in the conduct of the Business, including, but not limited to, those listed in Schedule 2.01(h).

“Confidential Information” has the meaning given the term in Section 8.04 of this Agreement.

“Consents” means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to Buyer of the Purchased Assets or the consummation of the transactions contemplated by this Agreement (including the continuation of Customer Contracts) where the approval of any other Person may be required.

“Contamination” means the uncontained presence of Hazardous Substances at any property, or arising from any property, which may require remediation or otherwise give rise to liability under any applicable law.

“Contracts” means all contracts, distribution agreements, service agreements, development agreements, consulting agreements, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership of any of the Purchased Assets or the operation of the Business.

“Closing Date Adjustments” means the total sum that the Purchase Price is to be increased or decreased at Closing computed by increasing or decreasing the Purchase Price as follows based on the following amounts as of the Closing Date: (i) increasing the Purchase Price by the amount of cash in the deposit accounts of CSSS, not including cash held as deposits; (ii) reducing the Purchase Price by revenue collected by CSSS for services not fully rendered by CSSS as of the Closing Date; (iii) reducing the Purchase Price by the accounts payable of CSSS; and (iv) reducing the Purchase Price by amounts necessary for CSSS to pay Secure Global Solutions to complete the installation and training of the monitoring software system Secure Global Solutions is currently installing for CSSS

“Closing Date Adjustment Statement” means the statement that Buyer and Shareholders execute on the Closing Date, that details the amount of the estimate of each of the Closing Date Adjustments.

“CSSS” means CSSS, Inc., a California Corporation owned by the Shareholders.

“CSSS Stock” means 6,750 shares of CSSS common stock owned by David Keays and 1,750 shares of CSSS common stock owned by Bradley Keays, for a total of 8,500 shares of CSSS common stock.

“Customer Contracts” means any written contract, agreement or arrangement (including all amendments thereto) between CSSS (or any party that has validly assigned its rights and obligations with respect to the provision of Monitoring Services by CSSS) and its respective customers with respect to the provision of Monitoring Services.

“Disclosure Schedules” means the disclosure schedules that shall be prepared by CSSS and the Shareholders and delivered to Buyer and either attached to the Agreement or separately executed and identified as the Disclosure Schedules to this Agreement.

“General Holdback” is defined and has the meaning as set forth in Subsection 2.04(c)(ii).

“Environmental Laws” means all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees, permits, governmental approvals, contractual requirements and requirements of common law concerning (i) activities relating to the Business, (ii) the Purchased Assets or any other properties or assets now or previously owned, leased or operated by CSSS in connection with the Business, (iii) repairs or construction of any improvements, (iv) handling of any materials, (v) discharges into the air, soil, surface, water or ground water, and (vi) storage, treatment or disposal of any waste at or connected with any activity at such properties.

“Equipment” means all machinery, equipment, leasehold improvements, owned trucks, owned automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment unless separately listed in Schedule 2.01(h)), including leased equipment, and the two generators which are in the parking lot of the Leased Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an entity the employees of which are treated as the employees of the CSSS under Section 414(b), (c), (m) or (o) of the Code.

 “GAAP” means generally accepted accounting principles in the United States of America as established from time to time by the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Liabilities” means the liabilities and obligations of CSSS identified under Subsection 2.07 of the Agreement.

“Intellectual Property” means all unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations in part, extensions and re-examinations) and all rights therein provided by law, multinational treaties or conventions; all publications and copyrights; all trade secrets, know how, formulas, and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames (including, but not limited to, the names listed in Schedule 4.03), or any derivation thereof, trade dress, brand names, service marks and logos, whether owned or licensed, including in each case, without limitation, those listed in Schedule 2.01(f).

“Inventory” means all raw materials inventory, work in process inventory, finished goods inventory and spare parts inventory, together with all installation, testing and monitoring supplies and boxing, labeling and other shipping materials and, to the extent permitted by law, an assignment of all related manufacturer or fabricator warranties, guarantees and indemnities.

“Keays Employment Agreement” means the Employment Agreement executed between David Keays and CSSS at Closing.

“Keays Holdback” is defined and has the meaning as set forth in Subsection 2.04(c)(iv).

“Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, governmental order, requirement or rule of common law.

“Leased Real Property” means parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, leased by CSSS and used in the Business, as described in Schedule 4.12(b).

“Leases” means leases of Equipment and other tangible personal property, leases of Leased Real Property and other leases of Tangible Purchased Assets or intangible personal property, in each case whether classified as a capital or operating lease for accounting purposes.

“Liabilities and Obligations” means any direct or indirect indebtedness, lease obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, whether now existing or hereafter arising.

“Liens” means all mortgages, liens, pledges, charges, security interests, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects in title and other encumbrances or rights of others with respect to any of the Purchased Assets.

“Losses” means all claims, damages, losses, liabilities, costs and expenses (including attorneys’ fees and disbursements and any other legal costs) suffered or incurred by a party.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Purchased Assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon:  (i) is or could reasonably be expected to be materially adverse to the Purchased Assets or to the business, financial condition, assets or Liabilities and Obligations (including contingent Liabilities and Obligations), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of the Business; or (ii) could reasonably be expected to materially adversely affect the ability of CSSS to use the Purchased Assets or operate the Business after Closing in the manner in which they are currently used or operated by CSSS; or (iii) could reasonably be expected to increase the  expenses of operating the Business by ten percent or more or decrease the revenue of the Business after Closing by ten percent or more from the annual expenses or revenue, as applicable, currently in existence for the Business as operated by CSSS.

“Material Contracts” means any Contract or series of related Contracts which involve the expenditure by CSSS of more than $10,000 to perform its obligations thereunder or to obtain the benefit thereof or which is otherwise material to the operation of the Business or the use and enjoyment of Purchased Assets, including, but not limited to, those listed in Schedule 4.15(a).

“Monitoring Services” or “Services” means services provided to customers of the Business for the monitoring of electronic burglar alarms, fire alarms, and similar security and life safety systems, including without limitation, video and/or audio monitoring.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37(A)) of ERISA.

“Open Orders” means all open orders for the connection of Monitoring Services to end users of electronic burglar alarms, fire alarms and video and/or audio equipment arising from the Business, together with related purchase orders, contracts, subcontracts and accounts receivable.

“Permits” means all governmental permits, licenses, registrations, orders and approvals relating to the Business, all of which are listed in Schedule 2.01(l).

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or any other entity of whatever nature.

“Plan” means any welfare plan as defined by Section 3(1) of ERISA, any pension plan as defined by Section 3(2) of ERISA, any other retirement, severance, continuation pay, termination pay, bonus, stock bonus, deferred compensation, insurance, vacation, personal leave, tuition reimbursement, dependent care assistance, cafeteria plan or other plan, policy or arrangement providing employee benefits (whether or not described in ERISA) maintained by or sponsored by CSSS or an ERISA Affiliate of CSSS to which CSSS or any ERISA Affiliate contributes or is obligated to contribute.

“Product Liability” means Liabilities and Obligations for property damage, death or personal injury (whether suffered or discovered prior to or after the Closing Date) arising from, caused by or attributable to, products manufactured, sold or distributed, or services performed or rendered by CSSS or CSSS’s agents prior to the Closing Date.

“Purchase Price” means the consideration payable for the CSSS Stock under Section 2.04 of the Agreement and the obligations of the Shareholders under Section 8 of the Agreement.

“Purchased Assets” means all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, used in the Business as set forth in Section 2.02..

“Restricted Period” has the meaning given the term in Section 8.01 of this Agreement.  The “Restricted Period” commences on the Closing Date and expires three (3) years thereafter with respect to Bradley Keays.  The Restricted Period commences on the Closing Date and expires on January 1, 2014 with respect to David Keays.

“Restrictive Agreements” mean any noncompetition or nonsolicitation agreements related to the Customer Contracts, regardless of whether such agreements restrict or benefit CSSS or the Business.

“RMR Holdback” is defined and has the meaning as set forth in Subsection 2.04(c)(v).

“Qualified RMR” means the total recurring revenue received on accounts of customers subscribing for Monitoring Services under written, fully executed and enforceable contracts which shall be calculated as the sum of the following:

(i)           the total recurring revenue (net of any telephone communication, utility company or third-party pass-through charges, assessments or taxes) for a one-month period recognized under GAAP by CSSS with respect to the accounts of customers that have no outstanding receivables for Monitoring Services ;

(ii)           plus the total recurring revenue (net of any telephone communication, utility company or third-party pass-through charges, assessments or taxes) for a one-month period recognized under GAAP by CSSS with respect to the accounts of customers which had outstanding receivable balances for Monitoring Services that were ninety (90) days or less past due;

(iii)           minus the total recurring revenue (net of any telephone communication, utility company or third-party pass-through charges, assessments or taxes) for a one-month period recognized under GAAP by CSSS with respect to the accounts of such customers as are included in (i) or (ii) above, but which customers’ contracts have either been cancelled by such customers’ or which such customers have sent a notice of cancellation, at any time prior to the date of such calculation.

“Software” means all software owned, developed, licensed or used, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.

“Subsidiary” means a corporation in which CSSS or any Subsidiary of CSSS owns a majority of the common stock or has the power to elect a majority of the directors.

“Tangible Purchased Assets” means all tangible properties and assets, whether real or personal and whether owned or leased, included in the Purchased Assets.

“Taxes” mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, duties, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, recordation fees, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing (including any interest or penalties relating to any of the foregoing), which a corporation or other entity may be required to pay, withhold or collect, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government;

“Technical Information” means all customer, dealer and supplier lists; serial number records; engineering, testing, manufacturing, design, configuration, installation and other technical drawings, techniques, specifications and calculations; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including without limitation, sales histories); sales inquiries; consultant’s reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing, and technical data (including, but not limited to, data stored electronically or on other format, together with rights under any third party licenses necessary to use such data).

“Warranty Claim” means a claim for the repair or replacement of products manufactured by the Business under unexpired warranties or for credits or price adjustments for such products, as a result of their failure to perform in accordance with the warranties made in connection with their sale, whether express or implied.

AMENDMENT 1 TO
STOCK PURCHASE AGREEMENT

This Amendment 1 to Stock Purchase Agreement (“Amendment”) has been executed as of this 30th day of April 2009 by and among Mace Security International, Inc (“Buyer”), a Delaware corporation; CSSS, Inc., California corporation (“CSSS”); David Keays and Bradley Keays,  collectively, David Keays and Bradley Keays are referred to as (the “Shareholders”).

RECITALS:

The Buyer, CSSS and the Shareholders are parties to a Stock Purchase Agreement dated April 30, 2009 (“Agreement”).  The parties hereto have entered into this Amendment to modify and amend certain of the terms and provisions of the Agreement.  The terms and provisions of the Agreement are in full force and effect and are unchanged except as specifically modified and amended by this Amendment.

IN CONSIDERATION, of the mutual covenants, agreements, representations and warranties set forth herein, and in reliance thereon, intending to be legally bound, the parties agree as follows.

1.           Defined Terms.  The capitalized and certain other terms used in this Amendment shall have the meanings ascribed to them in Schedule I to the Agreement, unless otherwise defined in Schedule I to this Amendment.

2.           Amendment of Section 2.04(c) of the Agreement.  Section 2.04(c) of the Agreement is deleted in its entirety and is replaced by Section 2.04(c) set forth below.

(c)           On the Closing Date, the Purchaser will pay to the Shareholders the Purchase Price, after the Closing Date Adjustments, less: (i) the $300,000 AT&T Holdback, as defined below; (ii) the $200,000 Inter-Tel Holdback, as defined below; (iii) the $500,000 General Holdback, as defined below; (iv) the 100,000 Keays Holdback, as defined below; and (v) the RMR Holdback, as defined below.  The Purchase Price less the AT&T Holdback, the Inter-Tel Holdback, the General Holdback, the Keays Holdback and the RMR Holdback shall be paid in immediately available funds (the “Initial Payment”).  The Initial Payment and all future payments shall be paid and divided between the Shareholders as follows: (i) seventy eight percent (78%) to David Keays and (ii) twenty two percent (22%) to Bradley Keays.

(i)          $300,000 of the Purchase Price (“AT&T Holdback”) will be paid to the Shareholders by Buyer upon either (a) the written release by AT&T or its legal successor, to CSSS from any and all liability CSSS has under AT&T Service Order and Addendum to Comprehensive Service Order, between CSSS, Inc. and AT&T Corp, AT&T MA Reference No. 109699, signed February 15, 2007 and March 3, 2007, Contract ID 1148971(“AT&T Contract”) or (b) the determination of Buyer, in its sole discretion, that CSSS has no liability or obligations to AT&T, or its successors, under the AT&T Contract.  Any and all amount CSSS is obligated to pay to discharge its obligations under the AT&T Contract, including defense costs and legal fees, shall reduce the amount of the AT&T Holdback to be paid to the Shareholders.  The AT&T Holdback will be paid to Shareholders on its due date along with accrued interest at the rate of two percent per annum from the date of Closing.

(ii)          $200,000 of the Purchase Price (“Inter-Tel Holdback”) will be paid to the Shareholders by Buyer upon either (a) the written release by Inter-Tel NetSolutions, or its legal successor, to CSSS from any and all liability CSSS has under the Dedicated Long Distance Service Agreement Continental United States dated October 26, 2004, and executed on October 28, 2004 between CSSS, Inc. and Inter-Tel NetSolutions, or any renewal thereof (“Inter-Tel Contract”) or (b) the determination of Buyer, in its sole discretion, that CSSS has no liability or obligations to Inter-Tel NetSolutions or its successors under the Inter-Tel  Contract.  Any and all amount CSSS is obligated to pay to discharge its obligations under the Inter-Tel Contract, including defense costs and legal fees, shall reduce the amount of the Inter-Tel Holdback to be paid to the Shareholders.  The Inter-Tel Holdback will be paid to Shareholders on its due date along with accrued interest at the rate of two percent per annum from the date of Closing.

(iii)          $500,000 of the Purchase Price (“General Holdback”) will be paid to the Shareholders by Buyer on the day that is two years from the Closing Date, less any amount of damages or costs incurred or suffered by Buyer, including attorney fees, from the  Shareholders’ breach or default this Stock Purchase Agreement, including the failure to pay an indemnity claim in accordance with Section 12 of this Stock Purchase Agreement, or the falsity of any representation or warranty of Shareholders in this Stock Purchase Agreement.  The General Holdback will be paid to Shareholders on its due date along with accrued interest at the rate of two percent per annum from the date of Closing.

(iv)          Six months from the Closing Date, Buyer will pay to Shareholders $100,000 of the Purchase Price (“Keays Holdback”), if and only, if David Keays fully performed the Employment Agreement, attached as Exhibit A to the Agreement, through the end of the Employment Agreement’s term.  If David Keays failed to fully perform the Employment Agreement, except due to death or physical disability, through the end of its term, the Purchase Price shall be reduced by an amount equal to $100,000 of the Purchase Price.

(v)          On the day that is thirteen months from the Closing Date, Buyer shall pay to Seller ten percent of the Purchase Price, after the Closing Date Adjustments (“RMR Holdback”), less the Attrition Reduction, as defined in the Agreement.   The “Attrition Reduction” shall equal 12 times the difference, if any, between (a) the Qualified RMR attributable to the Customers Contracts of CSSS in existence on the Closing Date, less (b) CSSS’s Qualified RMR, attributable Customer Contracts of CSSS in existence on the Closing Date, for the month ended twelve months from the Closing Date.  If the Attrition Reduction is greater than the RMR Holdback, there shall be no payment to Shareholders but Shareholders shall not be obligated to refund any of the Purchase Price.

3.           Entire Agreement.  This Amendment and the Agreement (including the Disclosure Schedules and Exhibits attached thereto) and the documents referred to herein and in the Agreement as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

BUYER
Mace Security International, Inc.

By:	/s/ Dennis Raefield
Name: Dennis Raefield
Title: Chief Executive Officer

CSSS
CSSS, Inc.

By:	/s/ David Keays
Name: David Keays
Title: President

SHAREHOLDERS
David Keays
Bradley Keays

/s/ David Keays
David Keays

/s/ Bradley Keays
Bradley Keays

Schedule I - Definitions

 “AT&T Contract” is defined and has the meaning as set forth in Subsection 2.04(c)(i) of this Amendment.

“AT&T Holdback” is defined and has the meaning as set forth in Section 2.04(c)(i) of this Amendment.

 “General Holdback” is defined and has the meaning as set forth in Subsection 2.04(c)(iii) of this Amendment.

“Inter-Tel Contract” is defined and has the meaning as set forth in Section 2.04(c)(ii) of this Amendment.

“Inter-Tell Holdback” is defined and has the meaning as set forth in Section 2.04(c)(ii) of this Amendment.

“Keays Holdback” is defined and has the meaning as set forth in Subsection 2.04(c)(iv) of this Amendment.

 “RMR Holdback” is defined and has the meaning as set forth in Subsection 2.04(c)(v).